Exhibit 23.1

Date : June 26, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Zev Ventures, Inc

We hereby consent to the inclusion in this Registration Statement (the “Registration Statement”) on Form S-1 of Zev Ventures, Inc (the “Company”) of our report, dated April 27, 2015, with respect to our audit of the financial statements of the Company as of December 31, 2014 and the results of its operations and cash flows for the period of inception (December 22, 2014) through December 31, 2014, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A (Isr)

Jerusalem, Israel